Exhibit 10.19
LEASE TERMINATION AGREEMENT
THIS LEASE TERMINATION AGREEMENT (this “Termination Agreement”) is entered into as of October 1, 2018 (the “Effective Date”), by and between Emery Station Joint Venture, LLC, a California limited liability company (“Landlord”) and Zogenix, Inc., a Delaware corporation (“Tenant”), with reference to the following facts:
A.Landlord and Tenant are parties to that certain lease dated as of October 31, 2006 (the “Original Lease”), which lease has been previously amended by that certain First Amendment to Lease dated as of July 10, 2007 (the “First Amendment”), that certain Second Amendment to Lease dated as of October 20, 2009 (the “Second Amendment”) (Landlord and Tenant hereby confirming that a prior Second Amendment to Lease that had been dated August 31, 2008 was terminated by Tenant pursuant to Section IV thereof, making the subsequent Second Amendment to Lease dated October 20, 2009 the official and only operative Second Amendment), by that Third Amendment to Lease dated July 16, 2015 (the “Third Amendment”), and by that Fourth Amendment to Lease dated April 26, 2018 (the “Fourth Amendment”), the Original Lease, as so amended, being referred to herein as the “Lease”, pursuant to which Landlord leases to Tenant a total of 23,205 rentable square feet (the “Premises”), on the fourth (4th) floor of the building commonly known as EmeryStation 1 located at 5858 Horton Street, Emeryville, California (the “Building”).
B.As set forth in the Lease, the Term of the Lease as it relates to the 22,034 rentable square foot portion of the Premises referred to as the Existing Premises in the Fourth Amendment is scheduled to expire on November 30, 2022 (the “Stated Expiration Date”). As set forth in the Lease, the Term of the Lease as it relates to the 1,171 rentable square foot balance of the Premises, commonly referred to as Suite 451 (the “Suite 451 Space”), is month-to-month, with each month commencing on the first day of the respective calendar month.
C.Tenant desires to terminate the Lease prior to the Stated Expiration Date. Landlord has agreed to such termination on the terms and conditions contained in this Termination Agreement.
NOW, THEREFORE, in consideration of the above preambles which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.Landlord and Tenant hereby agree to extend the Lease Term as it relates to the Suite 451 Space such that it shall expire upon the Early Expiration Date (as such term is defined below). Effective as of the date that Tenant vacates the Premises in compliance with the requirements of Section 11.6 of the Lease (as modified pursuant to Section 4(b) below) (the “Early Expiration Date”), which date shall be no later than fifteen (15) days after the earlier to occur of: a) the Rent Commencement Date under Section 1.1(6) of the ESW Lease (as defined in Paragraph 11 below), and b) the Early Occupancy Date under Section 1.1(6) of the ESW Lease (the “Outside Early Expiration Date”), and subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, below, the Lease is terminated and the term of the Lease shall expire with the same force and effect as if the Term were, by the provisions thereof, fixed to expire on the Early Expiration Date. Following Tenant’s vacation of the Premises in accordance with this Termination Agreement, Landlord and Tenant shall enter into a commercially reasonable form of letter agreement setting forth the actual Early Expiration Date.
2.Except for obligations that survive the termination of expiration of the Lease, effective as of the Early Expiration Date, Tenant remises, releases, quitclaims and surrenders to Landlord, its successors and assigns, the Lease and all of the estate and rights of Tenant in and to the Lease and the Premises, and Tenant forever releases and discharges Landlord from any and all claims, demands or causes of action whatsoever against Landlord or its successors and assigns arising out of or in connection with the Premises or the Lease and forever releases and discharges Landlord from any obligations to be observed or performed by Landlord under the Lease after the Early Expiration Date. Without limiting the general nature of the foregoing release,

3.As of the Effective Date of this Termination Agreement, Tenant specifically waives any and all rights to any of the TI Allowance and also to the two (2) months of free Monthly Base Rent (as each is defined and set forth in Section 9 of the Third Amendment), and waives any and all rights of extension, renewal, expansion or termination under any provision of the Lease.
4.Subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, Landlord agrees to accept the surrender of the Lease and the Premises from and after the Early Expiration Date and, effective as of the Early Expiration Date, forever releases and discharges Tenant from any obligations to be observed and performed by Tenant under the Lease after the Early Expiration Date, provided that Tenant has satisfied, performed and fulfilled all of the agreements set forth in this Termination Agreement, and each of the representations and warranties set forth in Section 6 below are true and correct.
5.On or prior to the Early Expiration Date, Tenant shall:
a.Fulfill all covenants and obligations under the Lease applicable to the period prior to and including the Early Expiration Date.
b.Completely vacate and surrender the Premises to Landlord in accordance with the terms of the Lease. Without limitation, Tenant shall leave the Premises in a broom-clean condition, with all Hazardous Materials (if any) remediated or removed in compliance with Environmental Laws (including decontamination by an experienced third-party contractor, as evidenced by a written report therefrom, of all surfaces and decommissioning of all areas in which Hazardous Materials were stored or used in accordance with plans and protocols approved in advance by Landlord), and free of all movable furniture and equipment, and shall deliver the keys to the Premises to Landlord or Landlord’s designee. To the extent any Hazardous Materials introduced by Tenant remain in the Premises after the Early Expiration Date, Tenant shall remain liable for the removal of same at Tenant’s sole cost and expense. Notwithstanding any provisions of the Lease to the contrary, Landlord acknowledges and agrees that Tenant is not required to remove any portion of the Tenant Additions from the Premises.
6.Tenant represents and warrants that (a) Tenant is the rightful owner of all of the Tenant’s interest in the Lease; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant’s interest therein; (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant’s occupancy of the Premises; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Premises which has not been fully paid for and for which appropriate waivers of mechanic’s liens have not been obtained. The foregoing representation and warranty shall be deemed to be remade by Tenant in full as of the Early Expiration Date.
7.Within five days of Tenant vacating the current space and of Tenant satisfying all obligations of Tenant established in the Lease for such vacation and expiration of the Lease Term, Landlord shall return the $156,501.48 security deposit to Tenant.
8.Notwithstanding anything in this Termination Agreement to the contrary, Landlord and Tenant shall each remain liable for all adjustments with respect to Tenant’s Share of Operating Expenses and Taxes for that portion of the calendar year up to and including the Early Expiration Date. Such adjustments shall be paid at the time, in the manner and otherwise in accordance with the terms of the Lease, unless otherwise specified herein.
9.If Tenant holds over in the Premises beyond the Outside Early Expiration Date, Landlord and Tenant agree that such shall constitute a holdover by Tenant, in which case the provisions of Section 12 of the Original Lease regarding Holdover shall apply. The Holdover Rent shall be prorated on a per diem basis and on a per square foot basis, from the period commencing with the Outside Expiration Date and ending on the actual Expiration Date. Such holdover amount shall not be in limitation of Tenant’s liability for consequential or other damages arising from Tenant’s holding over nor shall it be deemed permission for Tenant to holdover in the Premises beyond the Early Expiration Date.

10.Tenant agrees that the terms of the Lease, as modified by this Termination Agreement, are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants or potential tenants. Tenant hereby agrees that Tenant and its partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys shall not disclose the terms of the Lease, as modified by this Termination Agreement, to any other person without Landlord’s prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to an assignee of the Lease or subtenant of the Premises, or to an entity (e.g., the SEC)or person to whom disclosure is required by applicable law or in connection with any action brought to enforce the Lease.
11.Notwithstanding anything contained in this Termination Agreement to the contrary, Tenant shall indemnify, defend (with counsel approved by Landlord) and hold Landlord harmless from and against any and all liabilities, obligations, damages, penalties, claims, costs, charges and expenses (including without limitation reasonable attorneys’ fees) which may be imposed upon, incurred by, or asserted against Landlord and arising, directly or indirectly, out of or in connection with the use, nonuse, possession, occupancy, condition, operation, maintenance or management of the Premises or any part thereof prior to and including the Early Expiration Date, any act or omission of Tenant or any of its assignees, concessionaires, agents, contractors, employees or invitees, any injury or damage to any person or property occurring in, on or about the Premises or any part thereof prior to and including the Early Expiration Date, or any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms or conditions contained in the Lease to be observed or performed by Tenant.
12.This Termination Agreement is specifically conditioned upon the full execution of a lease agreement by and between Emery Station West, LLC, a California limited liability company (“ESW LLC”), and Tenant in the building located at 5959 Horton Street, Emeryville, California (the “ESW Lease”), the terms and conditions of such ESW Lease to be satisfactory to both Tenant and ESW LLC in their respective sole and absolute discretions.
13.This Termination Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors, assigns and related entities.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Termination Agreement on the day and year first above written.

LANDLORD:		TENANT:

Emery Station West, LLC, a California limited liability company		Zogenix, Inc., a Delaware corporation

By:	ES West Associates, LLC a California limited liability company, its Managing Member	By:	/s/ Stephen Farr
		Print Name:	Stephen Farr
		Its:	CEO & President

By:	Wareham-NZL, LLC a California limited liability company, its Manager

By:	/s/ Richard K. Robbins
Richard K. Robbins Manager